CHEMBIO TO PRESENT AT THE CRAIG-HALLUM ALPHA SELECT CONFERENCE

MEDFORD, N.Y., September 24, 2013 - Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care diagnostic tests for infectious diseases, announces that Lawrence A. Siebert, Chief Executive Officer, will present at the 4th Annual Craig-Hallum Alpha Select Conference to be held September 26, 2013 in New York, NY.  Mr. Siebert will be presenting at 2:35 p.m. (ET) in the Flatiron Room, on the 18th floor of the Convene Conference Center.  One-on-one meetings with investors will be held throughout the day to discuss the Company's strategy for continued growth. Attendance at the conference is by invitation only.

The Chembio presentation webcast will be available for public access via the Investor Relations section of the Chembio corporate Website, www.chembio.com or at
http://wsw.com/webcast/ch3/cemi/ where it will be archived for 90 days.

The Craig-Hallum Alpha Select Conference provides investors with the unique opportunity to gain insight into companies that are currently on the Craig-Hallum Alpha Select list or display characteristics that are consistent with the Alpha Select list - an actively researched collection of small, under-followed public companies that are believed to have the potential to become much larger.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:      Chembio Diagnostics
Susan Norcott
631-924-1135, ext. 125
snorcott@chembio.com

                                              Vida Strategic Partners (investor relations)
Stephanie C. Diaz
415-675-7401
sdiaz@vidasp.com